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EXHIBIT 5.1

December 15, 2004

Rush Enterprises, Inc.
555 IH 35 South
New Braunfels, Texas 78130

Gentlemen:

        We have acted as counsel for Rush Enterprises, Inc., a Texas corporation (the "Company"), in connection with the authorization of 600,000 shares of the Company's Class A Common Stock, $.01 par value, issuable under the Company's 2004 Employee Stock Purchase Plan and 60,000 shares of Class A Common Stock and 60,000 shares of Class B Common Stock, $.01 par value, issuable upon exercise of certain non-plan options.

        In connection therewith, we have examined, among other things: the Company's 2004 Employee Stock Purchase Plan; the non-plan options held by Ronald J. Krause, John D. Rock and Harold D. Marshall; the Articles of Incorporation and Bylaws of the Company; the corporate proceedings with respect to the issuance of the non-plan options and the creation of the 2004 Employee Stock Purchase Plan and such other corporate documents as we have deemed appropriate.

        Based on the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares Class A Common Stock and Class B Common Stock to be issued by the Company pursuant to the terms of the Company's 2004 Employee Stock Purchase Plan and the non-plan options held by Ronald J. Krause, John D. Rock and Harold D. Marshall have been duly authorized by all requisite corporate action and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

        The opinions expressed herein are limited exclusively to the Texas Business Corporations Act and the federal securities law of the United States of America.

        The opinions expressed herein are for your sole benefit and may be relied upon only by you.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.

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